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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

To the Administrative Committee of the
  Highlands Insurance Group
  Employees' Retirement and Savings Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Highlands Insurance Group (filed under Securities and Exchange Commission File No. 333-55699) of our report dated June 6, 2000, relating to the statements of net assets available for plan benefits of Highlands Insurance Group Employees' Retirement and Savings Plan at December 31, 1999 and 1998, the related statement of changes in net assets available for plan benefits for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report of Form 11-K of Highlands Insurance Group Employees' Retirement and Savings Plan.


KPMG LLP

Houston, Texas
June 26, 2000